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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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Broadway Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BROADWAY FINANCIAL CORPORATION
5055 Wilshire Boulevard Suite 500
Los Angeles, California 90036

August 15, 2014

Dear Stockholder:

       On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Broadway Financial Corporation (the "Company"), which will be held at the Company's principal executive offices, 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036, at 2:00 p.m. on Wednesday, September 17, 2014.

       Stockholders will be asked at the Annual Meeting to vote on the election of three directors and on each of the other proposals described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

       Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting, please complete, sign and date each proxy card you receive and return it to the Company as soon as possible in the postage-paid envelope that has been provided. You may revoke this proxy at any time prior to the Annual Meeting and, if you attend the Annual Meeting, you may vote your shares in person.

Sincerely,

Wayne-Kent A. Bradshaw
Chief Executive Officer

IMPORTANT:  If your Broadway Financial Corporation shares are held in the name of a brokerage firm or other nominee, only that brokerage firm or nominee may execute a proxy on your behalf. To ensure that your shares are voted, we urge you to telephone the individual responsible for your account today and obtain instructions on how to direct him or her to execute a proxy on your behalf.

If you have any questions or need any assistance in voting your shares, please telephone Daniele Johnson, the Company's Investor Relations Representative, at (323) 634-1700, Ext 3231.

BROADWAY FINANCIAL CORPORATION
5055 Wilshire Boulevard Suite 500
Los Angeles, California 90036

Notice of Annual Meeting of Stockholders
Wednesday, September 17, 2014
2:00 p.m.

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Broadway Financial Corporation (the "Company") will be held at the Company's principal executive offices, 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036, at 2:00 p.m. on Wednesday, September 17, 2014, for the following purposes:

  1.
  To elect three directors of the Company to serve until the Annual Meeting of Stockholders to be held in the year 2017 and until their successors are elected and have been qualified. The Board of Directors has nominated Messrs. A. Odell Maddox, Daniel A. Medina and Virgil Roberts for election as directors.

  2.
  To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for 2014.

  3.
  To cast an advisory (non-binding) vote on executive compensation.

  4.
  To amend the Company's Certificate of Incorporation to increase the number of shares of Non-Voting Common Stock the Company is authorized to issue from 5,000,000 to 25,000,000 and change related provisions.

  5.
  To approve the sale of Common Stock in a proposed private placement.

  6.
  To approve the sale of Common Stock to the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan, certain directors and an executive officer of the Company in the proposed private placement.

  7.
  To approve adjournment of the Annual Meeting to a later time or date if requested by the Board of Directors.

  8.
  To consider such other business as may properly come before and be voted upon by the stockholders at the Annual Meeting of Stockholders or any postponement or adjournment thereof.

The Board of Directors has selected August 6, 2014 as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the Company's principal executive offices during the ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

Whether or not you expect to attend the Annual Meeting, please mail your proxy in the postage-paid envelope that has been provided. You may revoke this proxy at any time prior to the Annual Meeting and, if you attend the Annual Meeting, you may vote your shares in person.

By Order of the Board of Directors

Daniele Johnson
 Secretary

Los Angeles, California
August 15, 2014

Broadway Financial Corporation
Proxy Statement

General Information		1
Record Date and Voting of Shares		1
Revocation of Proxies		2
Solicitation of Proxies		2
Security Ownership of Certain Beneficial Owners and Management		3
Proposal 1.	Election of Directors	4
Information Concerning Nominees and Directors		4
Director Independence		7
Board Leadership Structure		7
Risk Oversight		7
Identifying and Evaluating Nominees for Director		8
Committees and Meetings of the Board		8
Communications with the Board		10
Audit Committee Report		11
Executive Officers		12
Executive Compensation		12
Compensation Tables		12
Director Compensation		13
Certain Relationships and Related Transactions		14
Section 16(a) Beneficial Ownership Reporting Compliance		14
Proposal 2.	Ratification of the Appointment of Independent Registered Public Accounting Firm	14
Change of Auditors for 2014		14
Principal Accountant Fees and Services		15
Proposal 3.	Non-binding Stockholder Approval of Executive Compensation	16
Proposal 4.	Amendment of Certificate of Incorporation to Increase Authorized Shares of Non-Voting Common Stock and Change Related Provisions	16
Proposal 5.	Approval of Sale of Common Stock in a Private Placement	22
Proposal 6.	Approval of Sale of Common Stock to the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan, Certain Directors and an Executive Officer as Part of the Private Placement	26
Proposal 7.	Approval of Adjournment of the Annual Meeting	27
Stockholder Proposals For Presentation at the Annual Meeting		27
Annual Report on Form 10-K		28
Appendix A — Proposed Amended Form of Article FOURTH of Certificate of Incorporation

BROADWAY FINANCIAL CORPORATION
5055 Wilshire Boulevard Suite 500
Los Angeles, California 90036

PROXY STATEMENT
Annual Meeting of Stockholders
Wednesday, September 17, 2014

GENERAL INFORMATION

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Broadway Financial Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's principal executive offices, 5055 Wilshire Boulevard, Suite 500, Los Angeles, California, 90036, at 2:00 p.m. on Wednesday, September 17, 2014, and at any postponement or adjournment thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about August 15, 2014.

       The Company was incorporated under Delaware law in September 1995 for the purpose of acquiring and holding all of the outstanding capital stock of Broadway Federal Bank, f.s.b. ("Broadway Federal" or the "Bank") as part of the Bank's conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings bank (the "Conversion"). The Conversion was completed and the Bank became a wholly owned subsidiary of the Company on January 8, 1996. Unless otherwise indicated, references in this Proxy Statement to the Company include the Bank as its predecessor.

THIS PROXY STATEMENT AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS ARE
AVAILABLE AT http://www.broadwayfederalbank.com

RECORD DATE AND VOTING OF SHARES

       The Board has selected August 6, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A total of 19,548,959 shares of the Company's voting common stock, par value $0.01 per share (the "Voting Common Stock"), and a total of 698,200 shares of the Company's non-voting stock, par value of $0.01 per share (the "Non-Voting Common Stock") were outstanding at the close of business on that date. The Voting Common Stock and the Non-Voting Common Stock are collectively referred to in this Proxy Statement as "Common Stock." The Voting Common Stock will be entitled to vote on all proposals presented in this Proxy Statement and on any other proposals that may properly be presented for a stockholder vote at the Annual Meeting. The Non-Voting Common Stock will be entitled to vote as a separate class on the proposal to amend the Company's certificate of incorporation to increase the number of authorized shares of Non-Voting Common Stock and change related provisions of the Company's Certificate of Incorporation, but will not be entitled to vote on the other proposals to be presented at the Annual Meeting.

       A majority of the shares of Voting Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders will be entitled to cast one vote for each share of Common Stock held by them of record at the close of business on the record date on any matter that may be presented at the Annual Meeting for consideration and action by the stockholders and on which they are entitled to vote. Abstentions will be treated as shares of Voting Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on its proxy that the broker does not have discretionary authority to vote on a particular matter as to certain shares of Common Stock, then those shares will be counted for general quorum purposes, but will not be considered as present and entitled to vote with respect to that matter.

       A plurality of votes cast by the holders of shares of Voting Common Stock is required for the election of directors. The affirmative vote of the majority of the shares of Voting Common Stock voting on the proposal will be required to: (i) ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm, (ii) adopt the non-binding proposal to approve executive compensation described in this Proxy Statement, (iii) approve the proposed private placement sale of Common Stock of the Company and (iv) approve the sale of Common Stock to the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan, certain directors and an executive officer. Thus, abstentions and broker nonvotes will not have any effect in the voting on these proposals. The affirmative vote of the majority of the outstanding shares of Voting Common Stock and the affirmative vote of the majority of the outstanding shares of Non-Voting Common Stock, voting as a separate class, will be required to adopt the proposal approving amendment of Article FOURTH of the Company's Certificate of Incorporation. Abstentions and broker nonvotes will have the same effect as a vote against this proposal.

       All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, such proxies will be voted FOR the election of the nominees named in this Proxy Statement as directors, and FOR approval of each of the other proposals described in this Proxy Statement. Although the Board currently knows of no other matter to be presented at the Annual Meeting, if other matters are properly presented at the Annual Meeting and may properly be acted upon, the proxies solicited hereby will be voted in accordance with the best judgment of the persons named in such proxies.

REVOCATION OF PROXIES

       Any stockholder may revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering a later signed and dated proxy card or other written notice of revocation to Daniele Johnson, Secretary of the Company, at 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. A proxy will also be considered revoked if the stockholder executing the proxy is present at the Annual Meeting and chooses to vote in person.

SOLICITATION OF PROXIES

       Proxies are being solicited by this Proxy Statement on behalf of the Board. The principal solicitation of proxies is being conducted by mail. Computershare, the Company's transfer agent, will assist in the solicitation of proxies at no additional fee except for reimbursement of certain expenses. To the extent necessary, proxies may be solicited by officers, directors and employees of the Company or the Bank, and the Company's financial advisor, none of whom will receive additional compensation for such solicitation. Proxies may be solicited by telephone, personal contact or other means. The Company will bear the cost of this solicitation of proxies, including postage, printing and handling, and will reimburse brokers and other nominee holders of shares of the Company's Common Stock for their expenses incurred in forwarding solicitation material to beneficial owners of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

       The following table sets forth information as of June 30, 2014 concerning the shares of the Company's Voting Common Stock owned by each person known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock, each director, each Named Executive Officer, and all current directors and executive officers as a group.

Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
United States Department of the Treasury	10,146,000	51.90%
CJA Private Equity Restructuring Master Fund I L.P.(1)	1,935,500	9.90%
BBCN Bancorp, Inc.(2)	1,925,000	9.85%
Directors and Executive Officers:
Wayne-Kent A. Bradshaw(3)	94,653	0.48%
Paul C. Hudson(4)	86,050	0.44%
Kellogg Chan(5)(6)	44,033	0.23%
Robert C. Davidson, Jr.(5)(7)	28,516	0.15%
Javier León(5)	3,125	0.02%
A. Odell Maddox(5)(8)	38,250	0.20%
Daniel A. Medina(5)(9)	29,272	0.15%
Virgil Roberts(5)(10)	32,079	0.16%
Renata Simril	-	0.00%
Brenda J. Battey	-	0.00%
Norman Bellefeuille(11)	52,500	0.27%
All current directors and executive officers as a group (11 persons)	408,478	2.09%

(1)
Information based upon Schedule 13D, filed on August 30, 2013 with the SEC by CJA Private Equity Restructuring Master Fund I L.P. ("CJA"). The address for CJA is 654 Madison Avenue, Suite 601, New York, NY 10065. CJA is an affiliate of Gapstow Capital Partners located at 654 Madison Avenue, Suite 601, New York, NY 10065.
(2)
Includes holdings of BBCN Bancorp, Inc. and its subsidiary BBCN Bank. The address for BBCN Bancorp, Inc. is 3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA 90010.
(3)
Includes 422 allocated shares under the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan ("ESOP"), and 75,000 shares subject to options granted under the Company's 2008 Long Term Incentive Plan (the "LTIP"), all of which options were currently exercisable as of June 30, 2014.
(4)
Includes 17,911 allocated shares under the ESOP.
(5)
Includes 3,125 shares subject to options granted under the LTIP, which options are all currently exercisable as of June 30, 2014.
(6)
Includes 40,014 shares held jointly with spouse with whom voting and investment power are shared.
(7)
Includes 24,587 shares held jointly with spouse with whom voting and investment power are shared.
(8)
Includes 19,491 shares held jointly with spouse with whom voting and investment power are shared.
(9)
Includes 25,341 shares held jointly with spouse with whom voting and investment power are shared.
(10)
Includes 28,150 shares held jointly with spouse with whom voting and investment power are shared.
(11)
Includes 52,500 shares held jointly with spouse with whom voting and investment power are shared.

       The Company has 698,200 outstanding shares of Non-Voting Common Stock that are not reflected in the table above and that are held by the National Community Investment Fund, which is the beneficial owner of 952,000 shares of Voting Common Stock, constituting 4.87% of the total number of outstanding shares of Voting Common Stock. The Non-Voting Common Stock may be converted into an equal number of shares of Voting Common Stock upon sale to third parties that are not affiliated with such holder.

PROPOSAL 1. ELECTION OF DIRECTORS

       The Company's Certificate of Incorporation provides that the Board shall be divided into three classes, with the term of one class of directors to expire each year. Three directors are to be elected at the Annual Meeting.

Information Concerning Nominees and Directors

       The following table sets forth the names and information regarding the persons who are currently members of the Board, including those nominated by the Board for election at the Annual Meeting. If elected, Messrs. A. Odell Maddox, Daniel A. Medina and Virgil Roberts will each serve for a term of three years and until their respective successors are elected and qualified. Each has consented to be named in this Proxy Statement and has indicated his intention to serve if elected. If any of the nominees becomes unable to serve as a director for any reason, the shares represented by the proxies solicited hereby may be voted for a replacement nominee selected by the Board.

Name	Age at June 30, 2014	Director Since	Term Expires	Positions Currently Held with the Company and the Bank
NOMINEES:
A. Odell Maddox	67	1986	2014	Director
Daniel A. Medina	56	1997	2014	Director
Virgil Roberts	67	2002	2014	Director and Chairman of the Board
CONTINUING DIRECTORS:
Wayne-Kent A. Bradshaw	67	2012	2015	President, Chief Executive Officer and Director
Kellogg Chan	74	1993	2015	Director
Paul C. Hudson	66	1985	2015	Director
Robert C. Davidson, Jr.	68	2003	2016	Director
Javier León	48	2007	2016	Director
Renata Simril	46	2014	2016	Director

The Board of Directors unanimously recommends
that you vote for the above nominees.

       The following is a brief description of the business experience of the nominees and continuing directors for at least the past five years and their respective directorships, if any, with other public companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Also set forth below for each nominee and continuing director is a description of the specific experience, qualifications, attributes or skills that led to the Board's conclusion that such person should serve as a director of the Company.

Nominees

       A. Odell Maddox is Manager of Maddox Co., a real estate property management and sales company, and has served in that capacity since 1986. Mr. Maddox has worked in property management, real estate brokerage and investment businesses for over 36 years.

       Mr. Maddox has extensive experience in real estate in Los Angeles, as well as significant experience in real estate lending and loan workouts. He has extensive entrepreneurial experience developing and managing small and medium-sized businesses. Mr. Maddox has a long history with and knowledge of the Company and the communities and markets in which the Company operates.

       Daniel A. Medina began working for Needham & Company, LLC, a New York based investment bank in October 2009. Prior to working for Needham & Company, LLC, Mr. Medina was Managing Director of Capital Knowledge, LLC, a consulting firm that provided financial advisory services. He had been with Capital Knowledge, LLC and its predecessor since April 1, 2000.

       Mr. Medina has extensive experience in analyzing and valuing financial institutions and assessing their strengths and weaknesses. He also has extensive knowledge of the capital markets and mergers and acquisitions, specifically within the financial services industry.

       Virgil Roberts has been Managing Partner of Bobbitt & Roberts, a law firm representing clients in the entertainment industry, since 1996. He currently serves on the Board of Directors of Community Build, Inc., Claremont Graduate School, Families in Schools, the Alliance for College Ready Public Schools, Southern California Public Radio and the James Irvine Foundation.

       Mr. Roberts is the Chairman of the Board of Directors of the Company and the Bank. Mr. Roberts' qualifications to serve on the Board include his extensive legal and business experience and community leadership. Mr. Roberts serves on a number of local community boards and provides leadership to local community groups. Mr. Roberts serves as the Chair of the Company's Nominating Committee. Mr. Roberts brings leadership, management and regulatory experience to the Board.

Continuing Directors

       Wayne-Kent A. Bradshaw is the President and Chief Executive Officer of the Company and the Bank. He joined the Company in February 2009 as the President and Chief Operating Officer and became the Chief Executive Officer in January 2012. Mr. Bradshaw was elected to serve as a director of both the Company and the Bank in September 2012. Mr. Bradshaw was the Regional President for Community and External Affairs of Washington Mutual Bank from 2003 to 2009. He was President and Chief Executive Officer of the Los Angeles-based Family Savings Bank from 1989 until 2002 and Chief Deputy Superintendent for the State Banking Department from 1981 to 1983. Mr. Bradshaw has served on many community and educational boards. He most recently served on the Boards of Directors of California State University Northridge, Northridge Hospital Medical Center and California Community Reinvestment Corporation.

       Mr. Bradshaw has over 44 years of experience in financial management and banking. Mr. Bradshaw has the proven ability to plan and implement programs which optimize opportunities to accelerate profitable growth in highly competitive environments. He has extensive experience in community banking, commercial banking and as a bank regulator.

       Kellogg Chan served as the Chairman and Chief Executive Officer of Universal Bank, f.s.b. from 1994 to 1995 and President and Chief Executive Officer of a predecessor to East-West Bank from 1976 to 1992. Mr. Chan is retired and has been a member of the Board since 1993.

       Mr. Chan has extensive experience in the thrift industry through a wide variety of economic and interest rate cycles. He has served in executive management positions in thrift institutions and has experienced a diversity of corporate cultures. His extensive executive management experience includes strategic planning and implementation, and the development, implementation and evaluation of internal control structures, particularly in the thrift industry.

       Paul C. Hudson is past Chairman of the Board of Directors and Chief Executive Officer of the Company and the Bank. Mr. Hudson joined the Bank in 1981, was elected to the Board in 1985 and has served in various positions at the Bank and Company. Mr. Hudson currently serves on several nonprofit boards, including the Center for Social Inclusion (Chairman), Ebony Repertory Theater (Chairman), African American Board Leadership Institute and the Tuskegee Airmen Scholarship Foundation.

       Mr. Hudson has over 30 years of executive management experience with the Company and the Bank. He is responsible for developing the Company from a relatively small mutual thrift institution into one of the largest publicly traded African American thrift institutions in the United States. He has extensive knowledge of the history of the Bank and the markets in which it operates.

       Robert C. Davidson, Jr.    is the retired Chairman and Chief Executive of Surface Protection Industries, a paint and specialty coatings manufacturing company he founded in 1978, which became one of the top African American owned manufacturing companies in California. Previously, he co-founded and served as Vice President of Urban National Corporation, a private venture capital corporation that was focused specifically on investing in minority-controlled businesses. Mr. Davidson currently serves on the boards of directors of Morehouse College (Chairman), Art Center College of Design (Chairman), Jacobs Engineering Group, Inc. (a publicly traded professional service company), Cedars-Sinai Medical Center and the University of Chicago Graduate School of Business Advisory Council.

       Mr. Davidson has extensive entrepreneurial experience in developing and managing small and medium sized businesses. He has hands-on experience in marketing and sales, human resources and strategic planning and implementation. He has a long history with and extensive knowledge of the Company and of the markets and communities in which the Company operates.

       Javier León is a Managing Partner at SFS LLC, a sports financial solutions group in charge of managing two investment funds with a focus on acquiring soccer related assets. The group operates primarily in the U.S. and Mexican markets. From 2008 to 2013, Mr. León was the Managing Director of Andell Sports Group, which oversees the sports and related assets of Andell Holdings, a private investment firm. Mr. León was in charge of the business and operations of the Chicago Fire, a professional soccer team. Prior to joining Andell Sports Group, Mr. León served as the Chief Executive Officer of Chivas USA Enterprises in Los Angeles from 2004 to 2007. Mr. León was a Managing Director in investment banking for Merrill Lynch, Deutsche Bank and ING-Barings from 1992 to 2004.

       Mr. Leon has extensive experience in managing, planning for and operating businesses. He has expertise in developing, reviewing and maintaining systems of internal controls and in financial reporting and analysis. He also has experience in the capital markets and in the areas of strategic planning and marketing, including marketing to Hispanic communities.

       Renata Simril is Senior Vice President for the Los Angeles Dodgers professional baseball team, for whom she oversees all government, civic and community affairs. Prior to joining the Los Angeles Dodgers in 2012, Ms. Simril served as managing director of Jones Lang LaSalle's Public Institution practice where she guided the overall business development strategy, marketing and branding for the Southwest region of that commercial real estate services and investment management firm from September 2010 to November 2012. Prior to that, Ms. Simril was Senior Vice President with Forest City Enterprises, a national real estate development company, where she was responsible for Southern California operations from July 2005 to August 2010. She served as deputy mayor of Los Angeles, California, for Economic Development and has held various positions with for profit and non-profit organizations. She began her career as a redevelopment policy deputy for former Los Angeles City Council member Mark Ridley-Thomas. Ms. Simril was appointed by Governor Jerry Brown to the State of California Science Center Board and she is also a member of the Los Angeles Chamber of Commerce, past Chair of the Board of Regents for Loyola Marymount University, past Chair of the USC Ross Minority Program in Real Estate and past Trustee for Enterprise Community Partners, a national charitable organization that provides expertise for affordable housing and sustainable communities.

       The Board considered Ms. Simril's knowledge of real estate in Southern California, related expertise in real estate operations and experience in community affairs to be valuable skills for the Board.

Director Independence

       We have adopted standards for director independence pursuant to the Nasdaq Stock Market listing standards. The Board has considered relationships, transactions and/or arrangements with each of its directors and has determined that all eight of the Company's non-employee directors are "independent" under applicable Nasdaq Stock Market listing standards and Securities and Exchange Commission ("SEC") rules.

Board Leadership Structure

       The position of Chairman of the Board is held by Mr. Roberts, who is an independent director. As the Chairman of the Board, Mr. Roberts provides leadership to the Board and works with the Board and executive management to define the Board's structure and coordinate its activities in the fulfillment of its responsibilities. In addition, he presides over periodic executive sessions of the Board, coordinates the agenda for meetings and serves as a liaison between the independent directors and management.

       Mr. Bradshaw serves as President and Chief Executive Officer of the Company. As such, he has general charge, supervision and management of the business affairs of the Company, and is responsible for assuring that policy decisions of the Board are implemented as adopted. He, in conjunction with the Board, is responsible for the development and implementation of the Company's strategic plans.

       The Board intends to continue to separate the Chairman and Chief Executive Officer positions. This structure ensures a greater role for the independent directors in oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. In addition, this structure will allow Mr. Bradshaw to focus his attention on guiding the Company through the current difficult regulatory and economic environment, while a separate Chairman can devote full attention to Board leadership functions.

Risk Oversight

       The Board's role in the Company's risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Board reviews these reports to enable it to understand and assess the Company's risk identification, risk management and risk mitigation strategies. While the Board has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In accordance with our audit committee charter, the Audit Committee assists the Board in its oversight of the Company's risk assessment and risk management policies as well as the procedures and the safety and soundness of the Company. The Loan Committee evaluates and manages credit risk and loan concentration risk, while the Internal Asset Review Committee reviews loan classifications and loss risk in the Bank's loan portfolio. In addition, the Asset and Liability Committee manages investment, interest rate, and financial risk exposure, the Compensation/Benefits Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements and the Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed of such risks through committee and management reports.

Identifying and Evaluating Nominees for Director

       The Company's Nominating Committee is charged with the responsibilities of identifying and recommending candidates to the Board to be nominated for election as directors. The committee considers candidates suggested by its members, other directors and stockholders in anticipation of upcoming director elections and other potential or expected Board vacancies. The committee will consider candidates nominated by stockholders provided that the stockholder submitting a nomination has complied with procedures set forth in the Company's Bylaws. See "Stockholder Proposals for Presentation at the Annual Meeting" for additional information regarding stockholder nominations of director candidates.

       All director candidates, including those nominated by stockholders, are evaluated on the same basis. In determining the needs of the Board and the Company, the Nominating Committee considers the qualifications of current directors and consults with other members of the Board, the Chief Executive Officer and, where appropriate, external advisors. Generally the committee believes that all directors should exemplify the highest standards of personal and professional integrity, have broad experience in positions with a high degree of responsibility and the ability to commit adequate time and effort to serve as a director. Director candidates who are not current directors are interviewed by members of the committee and the Chief Executive Officer and the results of those interviews are considered by the committee and the Board in their deliberations.

       Neither the Nominating Committee nor the Board has a formal policy on the consideration of diversity in identifying director candidates, although both may consider diversity when identifying and evaluating candidates. The Board may require a candidate to be sufficiently diverse from the other Board members, in ethnicity, educational, professional and/or managerial backgrounds and experience, to provide a range of perspectives and interests among the members of the Board.

Committees and Meetings of the Board

       The Company has three standing Board committees: the Audit Committee, Compensation/Benefits Committee and Nominating Committee. The Board of Directors of the Bank has six committees: the Audit Committee, Compliance Committee, Compensation/Benefits Committee, Loan Committee, Internal Asset Review Committee and Nominating Committee.

Company Committees

       The Audit Committee consists of Messrs Maddox (Chairman), Chan and Hudson. This committee is responsible for the engagement and oversight of the Company's independent auditors. The Audit Committee, together with the corresponding committee of the Bank's Board of Directors, is also responsible for oversight of the internal audit function of the Company, assessment of accounting and internal control policies and monitoring of regulatory compliance. The Audit Committee held thirteen meetings during 2013. The Audit Committee has a written charter, which was included as Appendix A to the Company's 2013 annual meeting proxy statement. All of the members of the Audit Committee are independent directors as defined under the Nasdaq Stock Market listing standards. In addition, Mr. Chan meets the definition of "audit committee financial expert," as defined by the SEC. See "Audit Committee Report" on page 9.

       The Compensation/Benefits Committee consists of Messrs Davidson (Chairman), León and Roberts. This committee, together with the corresponding committee of the Bank's Board of Directors, is responsible for the oversight of salary and wage administration and various employee benefits policies and incentive compensation matters at the Company level. The Compensation/Benefits Committee has a written charter, which was included as Appendix B to the Company's 2013 annual meeting proxy statement. The Compensation/Benefits Committee held six meetings during 2013.

       The Nominating Committee consists of Messrs. Roberts (Chairman), Hudson and Medina. This committee is responsible for the review of the qualifications of persons being considered for election as directors, including existing directors, and for recommending candidates for nomination to the Board. The Nominating Committee held four meetings in 2013. Nominees for the 2014 Annual Meeting were recommended by the Nominating Committee and approved by the Board. There were no nominations by stockholders. The Nominating Committee's duties and responsibilities and the qualifications for director nominees are described in the Nominating Committee Charter, which was included as Appendix C to the Company's 2013 annual meeting proxy statement. All of the members of the Nominating Committee are independent directors as defined under the Nasdaq Stock Market listing standards.

Bank Committees

       The Audit Committee consists of Messrs. Maddox (Chairman), Chan and Hudson. This committee is responsible for the engagement and oversight of the Bank's independent auditors. The Audit Committee is also responsible for oversight of the internal audit function and assessment of accounting and internal control policies. The Audit Committee held thirteen meetings during 2013.

       The Compliance Committee consists of Messrs. Medina (Chairman), Davidson and Maddox. The Compliance Committee was formed in late 2013 and is responsible for monitoring regulatory compliance.

       The Compensation/Benefits Committee consists of Messrs Davidson (Chairman), León and Roberts. This committee is responsible for the oversight of salary and wage administration and various employee benefits policies and incentive compensation matters, as well as the appraisal of the Chief Executive Officer's performance, determination of his salary and making recommendations regarding such matters for approval by the Board. The committee held six meetings during 2013.

       The Internal Asset Review Committee consists of Messrs Medina (Chairman) and Davidson. This committee is responsible for the review and approval of asset classifications and for monitoring delinquent loans and foreclosed real estate. In addition, the Internal Asset Review Committee reviews the adequacy of the Bank's allowance for loan losses. The committee held twelve meetings during 2013.

       The Loan Committee consists of Messrs. Chan (Chairman), Maddox, Roberts, Bradshaw and Bellefeuille, who is not a Board member but serves as the Bank's Chief Loan Officer. The Loan Committee is responsible for developing the lending policies of the Bank, monitoring the loan portfolio and compliance with established policies and approving specific loans in accordance with the Bank's loan policy. The committee held three meetings during 2013.

       The Nominating Committee consists of Messrs. Roberts (Chairman), Hudson and Medina. This committee is responsible for the review of the qualifications of persons being considered for election to the board of directors of the Bank, including existing directors, and for nominating candidates for election to the board of directors of the Bank. The Nominating Committee held four meetings during 2013.

Board Meetings

       The Boards of Directors of the Bank and the Company each held eleven regular meetings during 2013. The Company's Board of Directors held ten special meetings in 2013 and the Bank's Board of Directors held five special meetings in 2013. All directors attended at least 75% of all meetings held during 2013 by the Company's Board of Directors and the committees of the Board on which they served.

Director Attendance at Annual Meetings

       The Company encourages all members of the Board to attend the annual meeting of stockholders. Six of the seven outside directors of the Company attended the 2013 Annual Meeting of Stockholders.

Communications with the Board

       The Board has an established process for stockholder communications with the Board. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Broadway Financial Corporation, 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Communications addressed to the Board are reviewed by the Secretary and directed to the Chairman of the Board for further review and distribution to all members of the Board. Communications addressed to individual directors are forwarded directly to the office of the named director.

AUDIT COMMITTEE REPORT

       The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference.

       The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

       The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, as well as the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America, including Auditing Standards No. 16. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures received by the Committee as required by the rules of the Public Company Accounting Oversight Board regarding the independence of such auditors, and has considered the compatibility of non-audit services provided by the auditor with the auditors' independence.

       The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

       In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2013. The Committee also approved the selection of the Company's independent registered public accounting firm.

                      Audit Committee
                      Mr. A. Odell Maddox, Chairman
                      Mr. Kellogg Chan
                      Mr. Paul C. Hudson

EXECUTIVE OFFICERS

       The following table sets forth information with respect to current executive officers of the Company and the Bank who are not directors. Officers of the Company and the Bank serve at the discretion of, and are elected annually by the respective Boards of Directors.

Name	Age(1)	Principal Occupation during the Past Five Years
Brenda Battey	57	Senior Vice President / Chief Financial Officer of the Company since June 2013 and the Bank since April 2013. Senior Vice President / Senior Controller at Bank of Manhattan from September 2011 to June 2012. Senior Vice President / Controller at Community Bank from February 2010 to September 2010. Senior Vice President / Controller of First Federal Bank of California from 1997 to 2009.
Norman Bellefeuille	61	Senior Vice President / Chief Loan Officer of the Company since July 2012. Lending Division Manager at Luther Burbank Savings from 2005 to July 2012.

(1)
As of June 30, 2014

EXECUTIVE COMPENSATION

Compensation Tables

       The Summary Compensation Table includes information concerning the compensation paid to or earned by each of the persons who were executive officers of the Company during its latest fiscal year. These persons are referred to in this Proxy Statement as Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	All Other Compensation(2)	Total ($)
Wayne-Kent A. Bradshaw	2013	$275,000	$45,674	$320,674
Chief Executive Officer	2012	$272,292	$47,045	$319,337
	2011	$210,000	$36,587	$246,587
Brenda J. Battey(3)	2013	$96,057	$10,811	$106,868
Chief Financial Officer
Norman Bellefeuille(4)	2013	$195,000	$35,716	$230,716
Chief Loan Officer	2012	$93,125	$12,347	$105,472

(1)
Includes amounts deferred and contributed to the 401(k) Plan by the Named Executive Officer.
(2)
Includes amounts paid by the Company to the 401(k) account of the Named Executive Officer, and estimated allocations under our Employee Stock Ownership Plan. The Company made a matching contribution equal to 50% of the first 6% of the compensation contributed. Also includes perquisites and other benefits consisting of automobile and phone allowances, and premiums paid for medical, dental and group term life insurance policies.
(3)
Ms. Brenda J. Battey commenced her employment as the Company's Chief Financial Officer in June 2013.
(4)
Mr. Norman Bellefeuille commenced his employment as the Bank's Chief Loan Officer in July 2012.

       The following table sets forth information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2013.

Outstanding Equity Awards at December 31, 2013

	Option Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)(1)	Option Exercise Price(2)	Option Expiration Date(3)
Wayne-Kent A. Bradshaw	60,000	15,000	$4.98	03/18/19

(1)
The stock options vest in equal annual installments on each anniversary date over a period of five years commencing on March 18, 2009, the date of grant.
(2)
Based upon the fair market value of a share of Common Stock on the date of grant.
(3)
The stock options shown expire ten years after the date of grant.

DIRECTOR COMPENSATION

       Members of the Board of Directors of Broadway Financial Corporation do not receive separate compensation for their service on the Board of Directors of the Bank.

       For the year ended December 31, 2013, each member of the Board of Directors of Broadway Financial Corporation received $1,000 per meeting for attending monthly board meetings and special meetings. The Chairman of the Board of Directors received an additional annual retainer of $5,000. Committee members received an additional annual retainer of $6,000. Committee Chairs received an additional annual retainer of $3,000.

       The following table summarizes the compensation paid to non-employee directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash(1)	All Other Compensation(2)	Total
Kellogg Chan	$24,000	-	$24,000
Robert C. Davidson	$24,000	$19,355	$43,355
Paul C. Hudson	$11,000	10,825	$21,825
Javier León	$19,000	-	$19,000
A. Odell Maddox	$25,000	-	$25,000
Daniel Medina	$25,000	-	$25,000
Virgil Roberts	$30,000	-	$30,000

(1)
Includes payments of annual retainer fees, fees paid to chairmen and members of Board committees, and meeting attendance fees.
(2)
Includes premiums paid for medical, dental and group term life insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The Company's current loan policy provides that all loans made by the Company or its subsidiaries to its directors and executive officers must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2013, the Company did not have any loans to related party and affiliates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to report to the SEC their initial ownership of shares of the Company's common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and any late filings or failures to file are to be disclosed in this Proxy Statement. Officers, directors and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a) of the Exchange Act.

       Based solely on our review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than 10% stockholders were timely met.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       The Board has appointed Moss Adams LLP ("Moss Adams") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. This appointment is being submitted to the stockholders for their consideration and ratification. If the appointment of Moss Adams is not ratified by the stockholders, the Audit Committee will consider the stockholders' vote in deciding whether to reappoint Moss Adams as independent registered public accounting firm in the future.

       It is anticipated that representatives of Moss Adams will be present at the Annual Meeting. The Moss Adams representatives will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from the stockholders.

Change of Auditors for 2014

       Crowe Horwath LLP ("Crowe Horwath") was the Company's independent auditor for the fiscal year ended December 31, 2013. After consideration of other public accounting firms and a proposal received for audit services from Moss Adams, the Audit Committee of the Company's Board of Directors approved the engagement of Moss Adams as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. The Company's Board of Directors also approved the selection of Moss Adams as the Company's new independent registered public accounting firm and the dismissal of its prior audit firm, Crowe Horwath, effective May 28, 2014.

       In the two fiscal years ended December 31, 2013 and 2012 and through the subsequent period ended May 28, 2014, there have been no disagreements between the Company and Crowe Horwath on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Crowe Horwath's satisfaction, would have caused Crowe Horwath to make reference to the subject matter of the disagreement in connection with its opinion on the Company's consolidated financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

       The audit report of Crowe Horwath on the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2013 did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of Crowe Horwath on the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2012 was modified as to uncertainty with respect to the Company's ability to continue as a going concern.

       The Company appointed Moss Adams as the Company's independent registered public accounting firm as of May 28, 2014. Prior to that date, the Company did not consult with Moss Adams regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered by Moss Adams, or (iii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

The Board of Directors unanimously recommends that you vote "FOR"
the proposal to ratify the appointment of Moss Adams LLP
as the Company's independent registered public accounting firm.

Principal Accountant Fees and Services

       The Audit Committee approves each engagement before the Company's independent accountants are engaged to render non-audit services for the Company or the Bank. The Audit Committee also preapproved all of the audit and audit-related services provided by Crowe Horwath for the years ended December 31, 2013 and 2012. The following table sets forth the aggregate fees billed to us by Crowe Horwath for the years indicated.

	2013	2012
	(In thousands)
Audit fees(1)	$ 192	$ 186
Audit-related fees(2)	16	—

Total fees	$ 208	$ 186

(1)
Aggregate fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements included in the Company's Annual Report on Form 10-K and for the reviews of the Company's consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q.
(2)
Consultation fees billed for professional services rendered for the review of the Recapitalization transactions described elsewhere in the Company's Annual Report on Form 10-K and the Registration Statement on Form S-1 filed with the SEC by the Company relating to possible resales of common stock received by certain investors in the Recapitalization.

PROPOSAL 3. NON-BINDING STOCKHOLDER APPROVAL OF
EXECUTIVE COMPENSATION

       The Company issued two series of preferred stock to the U.S. Department of the Treasury (the "Treasury Department") pursuant to the Capital Purchase Program component of the Treasury Department's Troubled Asset Relief Program, or TARP. The American Recovery and Reinvestment Act of 2009 imposes a number of requirements for participants in the TARP Capital Purchase Program. These requirements will remain applicable to the Company until the Treasury has sold or otherwise transferred to third parties all of its holdings of capital stock of the Company. One of the requirements is that at each annual meeting of stockholders, TARP recipients must include a separate nonbinding "say on pay" stockholder vote on the compensation of their executive officers among the matters to be considered and voted upon at each annual meeting of stockholders.

       This proposal gives you, as a stockholder, the opportunity to vote for or against the following resolution:

       "RESOLVED, that the stockholders of Broadway Financial Corporation approve the compensation of executive officers as described in the executive compensation tables and the related disclosure contained in the Proxy Statement."

       Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board or the Company's Compensation/Benefits Committee. However, the Compensation/Benefits Committee may, in its sole discretion, take into account the outcome of the stockholders' vote when considering future executive compensation arrangements.

       We believe that our compensation policies and procedures are aligned with the best interests of our stockholders and that our commitment to responsible compensation practices justifies a vote by stockholders "FOR" the resolution approving the compensation of our executive officers as disclosed in this Proxy Statement.

The Board of Directors unanimously recommends that you vote "FOR"
the proposal to approve the Company's compensation of executive officers.

PROPOSAL 4. AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF NON-VOTING COMMON STOCK AND
CHANGE RELATED PROVISIONS

       The Board of Directors of the Company has approved an amendment to Article FOURTH of the Company's Certificate of Incorporation to increase the number of shares of Non-Voting Common Stock that the Company is authorized to issue to 25,000,000 shares and to change other provisions relating to the Non-Voting Common Stock (the "Amendment"). Article FOURTH currently authorizes the Company to issue up to 5,000,000 shares of Non-Voting Common Stock, either in exchanges for Series G Non-Voting Preferred Stock or in exchanges for Voting Common Stock that have been approved by the Board. To become effective, this Amendment must be approved by the majority of the outstanding shares of Voting Common Stock, and must also be approved by the majority of the outstanding shares of Non-Voting Common Stock voting as a separate class.

       The full text of Article FOURTH as it would be amended pursuant to this proposal is set forth in Appendix A to this Proxy Statement.

       It is expected that the Common Stock that will be sold in the proposed private placement, which we also refer to herein as the "Subscription Offering", described below under the caption "— Further Discussion of Reasons for and Effects of Adoption of the Amendment" and in the discussions of Proposals 5 and 6 in this Proxy Statement will include shares of Non-Voting Common Stock. The Board has approved the Amendment and is recommending that the Amendment be adopted by the Company's stockholders in order that the Company will have a sufficient number of authorized shares of Non-Voting Common Stock to enable the private placement to be completed on the terms currently contemplated. In addition, all of the Company's formerly outstanding shares of Series G Non-Voting Preferred Stock were exchanged for Non-Voting Common Stock in connection with the completion of the Recapitalization transactions described below under the caption "— Background: Recapitalization and Debenture Negotiations" and no additional shares of Series G Non-Voting Preferred Stock will be issued. Therefore, the Amendment will also eliminate the current language in Article FOURTH referring to exchanges of Series G Non-Voting Preferred Stock. In connection with that change, the Amendment will also add to Article FOURTH the full text of certain definitions that are applicable to the Non-Voting Common Stock and that are currently incorporated therein by cross reference to the authorizing document, called the Certificate of Designations, for the Series G Non-Voting Preferred Stock. No substantive change in the applicable terms of the Non-Voting Common Stock will be made as a result of the addition of these definitions.

       The Amendment will not change the Company's authority to issue shares of other classes of stock. Currently, the Company has authority under its Certificate of Incorporation to issue up to 50,000,000 shares of Voting Common Stock and 1,000,000 shares of Preferred Stock, which can be issued in separate series having such designations, powers, rights, preferences and privileges as the Board of Directors may determine from time to time. All shares of Common Stock and Preferred Stock of the Company have a par value of $0.01 per share. As of June 30, 2014, the Company had outstanding 19,548,959 shares of Voting Common Stock and 698,200 shares of Non-Voting Common Stock. As of that date, the Company did not have any shares of preferred stock outstanding and the Company has no current plans to issue any series of preferred stock.

The Board of Directors unanimously recommends that you vote "FOR"
the proposal to amend the Company's Certificate of Incorporation to increase the
Non-Voting Common Stock the Company is authorized to issue and change related provisions.

Further Discussion of Reasons for and Effects of Adoption of the Amendment

       The Board has determined that the Amendment is advisable because the Board believes the proposed increase in the Company's authorized number of shares of Non-Voting Common Stock is essential for raising additional capital that can put the Company on a sound financial footing and position the Company and the Bank for growth. Having the ability to issue Non-Voting Common Stock can be important in attracting substantial investors because such stock can be used to enable such investors to conform their investments to federal banking regulations relating to the acquisition of control of banking organizations. In the near term, the Board expects that the increase will enable the Company to complete the proposed private placement of the Company's Common Stock described below, which is a necessary condition to completing extension of the maturity of the Company's Floating Rate Junior Subordinated Debentures (the "Debentures") that became due and payable in full on March 17, 2014 and are currently in default, and to implement related modifications to the payment terms of the Debentures. The additional shares of Non-Voting Common Stock that will be authorized if the proposal is approved will also be available for other corporate purposes, which including raising additional capital in subsequent offerings after completion of the private placement transaction described below.

       If the Company's stockholders adopt the Amendment and also approve Proposals 5 and 6 described in this Proxy Statement, then upon receipt of a written approval or statement of non-objection from the Board of Governors of the Federal Reserve System acting through the Federal Reserve Bank of San Francisco (the "FRB") and satisfaction of other conditions summarized below, the Company plans to complete the following transactions, which are collectively referred to herein as the "Debenture Extension":

  1.
  Sell at least 8,802,276 shares of Common Stock and as much as 9,000,000 shares of Common Stock in private sales (collectively, the "Subscription Offering") at a price of $1.10 per share for a minimum of $9.7 million in gross proceeds. It is currently expected that the shares sold will include at least 6,976,334 shares of Non-Voting Common Stock and at least 1,825,942 shares of Voting Common Stock. The discussion of Proposal 5 in this Proxy Statement provides further information regarding the currently proposed terms of the Subscription Offering.

  2.
  Repay $900,000 in principal amount of the Debentures, which will reduce the outstanding principal amount of the Debentures by 15% from $6.0 million to $5.1 million.

  3.
  Pay all of the interest on the Debentures accrued through the completion of the Debenture Extension. As of June 30, 2014 the aggregate accrued interest on the Debentures was $750,000, and we estimate that the aggregate accrued interest will be approximately $797,000 as of September 30, 2014, not including the effect of any change in the variable interest rate on the Debentures that will become effective on September 17, 2014.

  4.
  Enter into a Supplemental Indenture for the Debentures that will, among other provisions, extend the maturity date of the Debentures from March 17, 2014 to March 17, 2024, and provide for quarterly payments of interest only through March 17, 2019 and equal quarterly payments of principal, plus accrued interest, commencing on June 17, 2019 and continuing through the final maturity date of March 17, 2024. The interest rate provisions of the Debentures will not be changed, and the interest rate on the Debentures will therefore continue to be adjusted quarterly to a per annum rate equal to 3-Month LIBOR plus 2.54%.

  5.
  Repay a portion, currently estimated to be at least $2.3 million and as much as the full $2.4 million, of the principal amount of and all accrued interest on the Company's senior secured line of credit (the "Line of Credit") payable to a third party bank, which will either reduce the outstanding principal amount of the Line of Credit from $2.4 million to approximately $169,000 or fully pay-off the entire outstanding balance.

  6.
  Use the balance of the net proceeds of the Subscription Offering, estimated to be at least $4.7 million, for general corporate purposes, including investment in the common equity of the Bank.

       The Debenture Extension, comprised of the transactions described above, cannot be completed if the Company's stockholders do not approve either the Amendment or Proposal 5. If stockholders approve both the Amendment and Proposal 5, but not Proposal 6, then upon receipt of a written approval or statement of non-objection from the FRB the Company plans to complete the Debenture Extension, but would sell 506,821 fewer shares, reducing gross proceeds by approximately $558 thousand.

       As part of the recapitalization transactions completed by the Company on August 22, 2013 that we refer to as the "Recapitalization" the Company negotiated modifications to the terms of its Line of Credit in exchange for, among other matters, our agreement to use 25% of the net proceeds from future capital raising transactions to repay any principal amount then outstanding on the Line of Credit, subject to receipt of prior written approval or statement of non-objection from the FRB. To comply with our agreement, we have submitted an application to the FRB for such approval or non-objection with respect to the proposed principal payment of the full $2.4 million principal amount of and accrued interest on the Line of Credit outstanding, or at least $2.3 million, which represents 25% of the estimated net proceeds from the Subscription Offering.

       The Subscription Offering and other transactions related to the Debenture Extension will increase the Company's common equity by approximately $9.2 million based on the subscriptions the Company has received, reduce the Company's outstanding debt obligations, and correspondingly decrease the Company's future debt servicing requirements, strengthening the Company's capital structure. We expect that these effects will make the Company's Common Stock more attractive to prospective investors and thereby assist the Company's efforts to raise additional capital in the future and enhance the trading market for the Company's Common Stock. We intend to raise additional capital through the sale of Common Stock to meet future working capital requirements of the Company, increase the capital of both the Company and the Bank, and maintain compliance with the Bank's regulatory capital requirements and expected future regulatory capital requirements for the Company.

Effects of Failure to Adopt the Amendment

       If the Amendment is not adopted by the stockholders at the Annual Meeting, or any postponement or adjournment thereof, the Company will not be able to complete the Subscription Offering as currently contemplated. If the Company is not able to raise the capital contemplated from the Subscription Offering, the Company will not be able to complete the Debenture Extension and the Debentures will remain in default. These consequences will likely have the following additional effects:

       Substantial Doubt About Ability to Continue as a Going Concern.    If the Amendment is not approved by the stockholders, the Company's ability to operate in the normal course will be substantially impaired, and the Company may become unable to pay its outstanding obligations within a relatively short period of time. As of June 30, 2014, the Company's liquid resources at the parent level were less than $575,000 and its current and past due debt obligations, consisting of approximately $6.8 million of principal and interest due on the Debentures and the $2.4 million outstanding principal amount of the Line of Credit, exceeded $9.1 million and its total liabilities were more than $9.7 million. At the current time, the Bank is operating under a Consent Order that prohibits the Bank from paying dividends to the Company, or making other forms of distributions, loans or advances to the Company without prior written regulatory approval or non-objection, neither of which is likely to be granted in the near term and may be withheld until the regulatory authorities are satisfied that the Bank has returned to profitability on a sustained basis. As a result, the Company must raise additional capital in order to meet its separate company obligations. Failure to raise additional capital in the near future will expose the Company to the possibility of creditor action, including placing the Company in bankruptcy and the Bank could be placed into conservatorship by bank regulatory authorities. Consequently, failure to approve the Amendment could raise substantial doubt about the Company's ability to continue as a going concern.

       Impairment of Company's Ability to Raise Additional Capital.    The Company's ability to raise capital is constrained by a number of factors, including, among other matters, our financial performance during the past several years, the limited market capitalization and average daily trading volume of our stock, regulatory constraints that limit the ability of both the Bank and the Company to pay dividends, and the defaults existing on the Company's Debentures. Based on discussions that we have had with potential investors since the closing of the Recapitalization in August 2013, we do not believe that the Company could raise additional equity capital without obtaining a negotiated resolution of the defaults that currently exist under the terms of the Debentures.

Background: Recapitalization and Debenture Negotiations

       Starting in 2009, the Bank experienced elevated levels of loan delinquencies and non-performing assets, which resulted in substantial operating losses for the Bank and the Company, the issuance of cease and desist orders to the Bank and the Company by the Office of Thrift Supervision, which was then the primary regulatory authority for the Company and the Bank, in September 2010, and defaults under the Company's Line of Credit and the Debentures. In August 2013, the Company completed the Recapitalization, which included, among other transactions, raising over $4.2 million of new common equity, exchanging all of the Company's outstanding Preferred Stock and associated accumulated dividends for common equity, exchanging $2.6 million in outstanding principal amount of the Line of Credit for common equity, and obtaining the forgiveness of all of the then accrued interest on the Line of Credit and forgiveness of the Default Margin Rate on the Line of Credit of 5% per annum by the lender. In addition, we negotiated modifications to the terms of the remaining balance of the Line of Credit, including a repayment schedule consisting of six quarterly payments of interest only beginning on November 22, 2013 (three months following the closing of the Recapitalization), followed by 48 fully amortizing monthly payments of principal and interest, beginning on March 22, 2015 (19 months after the completion of the Recapitalization) and ending on February 22, 2019. Each scheduled payment on the Line of Credit is subject to receipt of prior written approval or statement of non-objection from the FRB. The Company has received approval from the FRB for the three quarterly payments of interest only through May 2014 and has made those payments on time. Prior to the Recapitalization, the Line of Credit had a one-year term that expired at the end of July 2010. The Recapitalization did not, however, address the defaults on the Debentures. The principal amount of the Debentures and related accrued interest thereon, which totaled approximately $750,000 as of June 30, 2014, represent all of the Company's remaining debt, aside from the Line of Credit.

       Since completing the Recapitalization in August 2013, the Company has been pursuing alternatives to resolve the payment defaults on the Debentures. Due to various operating and regulatory constraints, the Company has not been able to make the required payments of interest on the Debentures since June 2010 or the required repayment of the full $6.0 million principal amount of the Debentures that became due and payable on March 17, 2014. During the fall of 2013, we entered into negotiations with the trustee for the indenture for the Debentures and the trustee of the trust that holds the Debentures on behalf of investors, for the purpose of extending the maturity of the Debentures. In early 2014, we submitted a written proposal to the respective trustees that offered to redeem up to $900,000 aggregate principal amount of the Debentures and to pay all of the accrued interest on the Debentures to the date of such partial redemption in return for extending the maturity of the Debentures from March 17, 2014 to March 17, 2024, with a continuation of quarterly payments of interest only through March 17, 2019 and quarterly payments of equal amounts of principal, plus accrued interest, commencing on June 17, 2019 until final maturity on March 17, 2024. We also proposed, among other matters, that the interest rate on the Debentures not be changed, and remain an adjustable per annum rate equal to 3-Month LIBOR plus 2.54%. On February 28, 2014, we were notified by the trustee of the trust holding the Debentures for investors that our proposal had been accepted by the requisite percentage of the holders of the trust's senior securities (the "Requisite Holders"), subject to the conditions described below. The acceptance by the Requisite Holders facilitated our ability to raise additional common equity through the Subscription Offering, which capital is needed to make the proposed payments of principal and interest on the Debentures, and provide working capital for the Company.

       The approval of the modification of the terms of the Debentures by the Requisite Holders is conditioned upon, among other conditions, receipt of all required regulatory approvals, including a written approval or indication of non-objection from the FRB, which is now the Company's primary regulator, completion by the Company of a private placement of new common equity for a minimum of $6.0 million in gross proceeds, and execution of a supplemental indenture setting forth the modified terms of the Debentures.

Description of the Non-Voting Common Stock

       The Non-Voting Common Stock has all of the attributes and rights of the Company's Common Stock, other than with respect to voting rights and the provisions described below regarding conversion to Common Stock. Holders of the Non-Voting Common Stock are entitled to share ratably with the holders of Common Stock, based on the numbers of shares held by each, in any dividends declared on the Common Stock by the Board and in distributions of any net liquidation proceeds upon dissolution and liquidation of the Company, after payment or provision for payment of creditors' claims, and distribution of net liquidation proceeds to the extent legally required on any then outstanding shares of preferred stock.

       Holders of our Non-Voting Common Stock do not have any voting rights, except as required by the Delaware General Corporation Law. Under the Delaware General Corporation Law, the holders of stock that by its terms is stated not to have voting rights nonetheless have the right to vote as a separate class on proposed amendments to the issuing corporation's certificate of incorporation that would change the authorized number of shares of such class, change their par value or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

       The Non-Voting Common Stock is transferable, subject to certain limitations, and will automatically convert into Voting Common Stock in connection with transfers that are made to new holders that are not affiliated with the holder to whom the Non-Voting Common Stock was initially issued and which conform to the criteria specified in clauses (iii), (iv) or (v) listed below. These criteria are intended to comply with bank regulatory requirements used to determine whether the holders of the Non-Voting Common Stock may be found or presumed to have control (as defined in applicable regulations) of a savings and loan holding company or bank holding company. The shares of Non-Voting Common Stock are only transferrable by the initial holder thereof or an affiliate of the initial holder (i) to an affiliate of the initial holder, (ii) to the Company, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company, or (v) to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the initial holder or any affiliate of the initial holder. The terms of the Non-Voting Common Stock further provide that notwithstanding the foregoing, the Company may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of any bank regulator (as defined) with respect to the restrictions on the transfer of the Non-Voting Common Stock that are required in order to preserve the "non-voting" classification of the Non-Voting Common Stock for bank regulatory purposes. Any such restriction would be imposed and deemed effective immediately upon the transmittal by the Company of written notice to such holder specifying in reasonable detail the reason for such restriction. In the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction would be deemed to have been imposed and effective retroactively to the time of such event, and such conversion would be deemed not to have occurred, so long as such notice is transmitted within 180 days after the event giving rise to such conversion.

PROPOSAL 5. APPROVAL OF SALE OF COMMON STOCK IN A
PRIVATE PLACEMENT

       The Board of Directors of the Company has approved the sale, subject to stockholder approval pursuant to NASDAQ Listing Rule 5635(d), of at least 8,802,276 shares of Common Stock, and as much as 9,000,000 shares of Common Stock, at a price of $1.10 per share to various investors in the private placement transactions that we refer to in this Proxy Statement as the Subscription Offering. As approved by the Board, and based on current indications of interest received, the Company would sell 6,976,334 shares of Non-Voting Common Stock and at least 1,825,942 shares of Voting Common Stock in the Subscription Offering. The amount of total gross proceeds, the total number of shares to be sold, and the mix of Non-Voting Common Stock and Voting Common Stock are subject to change within the overall range of shares of Common Stock stated above and may be increased or decreased if investors decide to change the amounts of their intended investments that they have indicated to us as of the date of this Proxy Statement or if certain of the investors elect to alter the mix of Non-Voting Common Stock and Voting Common Stock that they are willing to purchase to conform to bank regulatory requirements. In addition, it is possible that the price at which the Common Stock is sold could change, as a result of changes in our operating results, changes in market prices for our Common Stock or other factors, although we have no agreements with any prospective investors regarding any such potential change in pricing and no plans to entertain any such change. Approval of Proposal 5 will be considered approval of the Subscription Offering for any amount of shares up to the maximum stated above and at any price that the Board of Directors determines to be in the best interests of the Company and its stockholders.

       The Company is subject to the Listing Rules of the NASDAQ Stock Market because the Company's Voting Common Stock is listed for trading on the NASDAQ Capital Market. Under NASDAQ Listing Rule 5635(d), the Company is required to obtain stockholder approval prior to selling its Common Stock in a private placement if the transaction involves the sale, issuance or potential issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Company's Common Stock (or 20% or more of the voting power with respect to the Company) before the sale at a price that is less than the greater of the book or market value of the stock. Based on the indications of interest that the Company has received, the Subscription Offering will involve a number of shares equal to 43.5% of the Company's total Common Stock outstanding prior to the proposed sale, and the offering price of $1.10 per share is less than both the current book and market value of the Company's Common Stock, which were $1.32 per share and $1.40 per share, respectively, at June 30, 2014. Accordingly, the Board of Directors is seeking stockholder approval of the issuance of shares of Common Stock in the Subscription Offering to comply with Nasdaq Listing Rule 5635(d).

       The currently contemplated price of $1.10 per share for the sale of Common Stock in the Subscription Offering was primarily negotiated with the proposed principal investor, Gapstow Financial Growth Capital Fund I ("Gapstow"), which is an investment fund that is an affiliate of CJA Private Equity Financial Restructuring Master Fund I L.P ("CJA"), but also with other investors in the Subscription Offering. CJA was a principal investor in the Recapitalization and is currently the owner of 1,935,500 shares of Voting Common Stock, representing 9.90% of the outstanding Voting Common Stock. The agreement regarding the proposed price for the Common Stock in the Subscription Offering was reached in April 2014. The Common Stock does not have substantial trading volumes as reported on the NASDAQ Capital Market and the reported closing sale prices for the Common Stock have ranged from a low of $0.80 per share to a high of $2.68 per share from the closing of the Recapitalization in August 2013 through August 6, 2014, and ranged from $0.96 to $1.25 in the first three and a half months of 2014 when the price for the Subscription Offering was negotiated. The closing sale price of the Common Stock on the NASDAQ Capital Market on August 6, 2014 was $1.75.

       In its consideration of an appropriate price for the Common Stock in the Subscription Offering, the Board has considered, among other matters, the limited float of publicly traded stock for the Company, the small market capitalization of the Company, the limited trading volume of the Company's stock and the volatility of the stock price resulting from small changes in daily volume, the reported losses of the Company over the last several years, balanced against the substantial progress the Company has made in the most recent periods, possible market perceptions of the challenges still facing the Company, the trading prices and market capitalizations of other publicly traded community banks, the regulatory and financial restrictions that effectively preclude the Company and the Bank from paying dividends or repurchasing shares, and the prices for the Company's stock during the time period when the subscription agreements were being negotiated. In addition, the Board considered the existing defaults under the Company's debt obligations, the Company's near term cash requirements and the necessity to complete the Subscription Offering as a condition to completing the Debenture Extension. Also, the requirements to obtain regulatory and stockholder approvals for the Subscription Offering and the Debenture Extension necessarily result in a significant delay between the time an agreement in principal on the subscription price is reached and the time that the transactions can be completed, during which time the reported market trading prices for the Common Stock will change. The Board of Directors also considered the fact that the negotiated price represents an increase of 10% over the price of the Company's equity that was issued in the Recapitalization in August 2013. Taking all of these factors into account, the Board believes that the proposed sale of Common Stock in the Subscription Offering at the price of $1.10 per share is in the best interests of the Company and its stockholders.

       As described in the discussion of Proposal 4 in this Proxy Statement, the Subscription Offering and other transactions related to the Debenture Extension will increase the Company's common equity by at least $9.2 million, reduce the Company's outstanding debt obligations, and correspondingly decrease future debt servicing requirements, and further strengthen the Company's capital structure. We expect that these effects will make the Company's common stock more attractive to prospective investors and thereby assist the Company's efforts to raise additional capital in the future and enhance the trading market for the Company's common stock.

       Stockholder adoption of the Amendment and Proposals 5 and 6 will have the effect of diluting the ownership of existing stockholders because the approval of these proposals will allow us to issue new shares of Common Stock pursuant to the Subscription Offering. If all three proposals are approved, we will issue an aggregate of at least 6,976,334 shares of Non-Voting Common Stock. If all of these shares of Non-Voting Common Stock, as well as the shares of Non-Voting Common Stock that are currently outstanding, are converted into shares of Voting Common Stock in accordance with the terms governing transfers by the Initial Holders thereof to unaffiliated holders, then the converted shares would represent 24.0% of our total pro forma shares of Voting Common Stock. If all three proposals are approved, we will also issue at least 1,825,942 shares of Voting Common Stock, which will represent 6.3% of our total pro forma shares of Voting Common Stock (including the pro forma conversion of all shares of Non-Voting Common Stock). The transactions comprising the Debenture Extension will also reduce lower the Company's book value per share from $1.32 as of June 30, 2014 to $1.24 on a pro forma basis.

       If this Proposal is not approved by stockholders at the Annual Meeting, or any postponement or adjournment thereof, then the Company will not be able to complete the Debenture Extension and the Debentures will remain outstanding and in default As discussed above in the description of Proposal 4, if the Company is not able to raise additional capital in the near future the Company will be exposed to the possibility of creditor action, including placing the Company into bankruptcy, and the Bank could be placed into conservatorship by bank regulatory authorities. These developments could raise substantial doubt about the Company's ability to continue as a going concern.

The Board of Directors unanimously recommends that you vote "FOR" the proposal to approve the sale of Common Stock in the proposed private placement.

Subscription Agreements

       As currently planned, the Company will enter into separate Subscription Agreements with Gapstow and 23 other investors not affiliated with Gapstow providing for the sale of Common Stock at a price of $1.10 per share. As described in the discussion of Proposal 6 below, these other investors are currently expected to include the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan, four directors of the Company and one executive officer of the Company. The terms of each Subscription Agreement will be substantially the same, except that the Subscription Agreement for Gapstow and one other investor will also provide for certain rights for Gapstow and the other investor that will be set forth in separate letter agreements (each an "Investor Rights Agreement").

       The Subscription Agreements will include representations and warranties made to the investors by the Company regarding its organization, good standing, compliance with law, financial statements and business, as well as representations and warranties made to the Company by the investors regarding their organization and good standing (in the case of investors that are business entities), and representations and warranties regarding factual matters that are relevant to compliance with securities laws and regulations and bank regulatory requirements. The Subscription Agreements will also include certain conditions that must be satisfied or appropriately waived in order for the Subscription Offering to be completed. These conditions will include receipt of required governmental approvals or written statements of non-disapproval, stockholder approval to the extent required by the NASDAQ Listing Rules and applicable law, approval of the Debenture Extension by the holders of the Debentures, the continued accuracy of the representations and warranties set forth in the Subscription Agreements, compliance by the Company with its covenants and agreements set forth in the Subscription Agreement, absence of any injunction or other judicial action prohibiting or restricting the Company's completion of the Subscription Offering and the receipt by the Company of not less than $6.0 million of gross proceeds from the Subscription Offering. The Subscription Agreements for all of the investors will also provide certain "shelf registration" rights with respect to the shares purchased in the Subscripting Offering that are substantially similar to the shelf registration rights provided for in the separate Registration Rights Agreement described below.

Investor Rights Agreements

       Under the Investor Rights Agreements for Gapstow and one other investor (collectively, the "Specified Investors"), the Company will reaffirm certain rights that had been previously granted to the Specified Investors, in connection with shares sold to Gapstow's affiliate, CJA and the other Specified Investor as part of the Company's Recapitalization. Those rights include: (i) the right to nominate one person for election as a director of the Company, subject to certain exceptions and limitations, including, among others, regulatory approval of or non-objection to the person so nominated, (ii) certain board observation and related information rights pursuant to which the Specified Investors may each designate a representative to attend meetings of the Board in a non-voting observer capacity and to receive materials distributed to members of the Board, subject to certain limitations and confidentiality requirements, (iii) the right to exchange a portion of their holdings of Voting Common Stock for shares of Non-Voting Common Stock at the Specified Investors' request, if either Gapstow or the other Specified Investor desires to reduce its holdings of Voting Common Stock to 4.9% of the total outstanding Voting Common Stock for bank regulatory purposes, and (iv) certain pre-emptive rights to participate in future sales of common stock or similar securities to the extent necessary to maintain their respective ownership percentages in the Company's capital stock on a fully diluted basis, subject to applicable bank regulatory requirements. The Specified Investors have each chosen not to exercise their rights to separately nominate a person for election as a director at the current time. The Investor Rights Agreements will also provide the Specified Investors with certain securities registration rights pursuant to the Registration Rights Agreement described below.

Registration Rights Agreement

       The Company will enter into a Registration Rights Agreement with the Specified Investors pursuant to which the Company will be required to prepare and file a "shelf registration statement" under the Securities Act of 1933, as amended (the "Securities Act") for use in connection with resales by the respective Specified Investors from time to time of the stock issued to them in the Subscription Offering. The stock to be included in the registration statement (the "Registrable Securities") will include the Voting Common Stock to be issued in the Subscription Offering and shares of Voting Common Stock that would be issued if the shares of Non-Voting Common Stock that will be issued in the Subscription Offering are subsequently converted into Voting Common Stock in connection with sales of those shares by the Specified Investors. The registration statement will be required to be filed within 90 days after the date on which the Subscription Offering is completed. The Company will further be required to use its best efforts to have the registration statement declared effective as soon as practical and in no event later than 90 days after filing or, if earlier, the fifth day after the staff of the SEC informs the Company that the staff will not review the registration statement, or will not review it further. The Company will further be required, with certain exceptions, to keep the registration statement effective, in compliance with the Securities Act, and available for resale of the Registrable Securities until the date that is twelve months after the initial effective date thereof.

       Under the Registration Rights Agreement, each of the Specified Investors will also have certain "piggyback" registration rights permitting them to require inclusion of their Registrable Securities, subject to certain exceptions, in offerings of securities that the Company may decide to conduct. These registration rights will not be provided to the other investors participating in the Subscription Offering.

       The Registration Rights Agreement will provide that all expenses incurred in connection with the shelf registration provided for therein will be borne by the Company, except that the Company will not be required to pay underwriters fees, discounts or commissions relating to Registrable Securities or fees of separate legal counsel for the Specified Investors. The Company will also agree in the Registration Rights Agreement to indemnify the Specified Investors against losses, claims and expenses to which the Specified Investors may become subject, under the Securities Act or otherwise, arising out of or based upon any actual or alleged false or misleading statements contained in the registration statement, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration. The Specified Investors will also be required to indemnify the Company against certain losses, claims and expenses arising out of actual or alleged material misstatements or omissions in information supplied to the Company by the Specified Investors for use in the registration statement.

PROPOSAL 6. APPROVAL OF SALE OF COMMON STOCK TO BROADWAY
FEDERAL BANK, f.s.b. EMPLOYEE STOCK OWNERSHIP PLAN, CERTAIN
DIRECTORS AND AN EXECUTIVE OFFICER AS PART OF THE
PROPOSED PRIVATE PLACEMENT

       As part of the Subscription Offering described in this Proxy Statement, the Company proposes to sell shares of Voting Common Stock to the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan (the "ESOP"), certain directors, and one executive officer of the Company on the same terms as those offered to the other investors, other than the Specified Investors, that are participating in the Subscription Offering. Participants in the ESOP include employees and executive officers of the Company and the Bank. At the present time it is contemplated that 272,730 shares will be sold to the ESOP, a total of 209,091 shares will be sold to four of the Company's directors and 25,000 shares will be sold to one executive officer. Based on the subscriptions received, these purchases would increase the total ownership of Common Stock by directors and executive officers by approximately 0.92% of the total pro forma outstanding shares of Voting Common Stock, including the shares of Voting Common Stock issued in the Subscription Offering. The proposed purchases have been unanimously approved by the five directors of the Company who will not be purchasing Common Stock in the Subscription Offering.

       Pursuant to NASDAQ Rule 5635(c), the Company must obtain stockholder approval for any sale of shares to directors, officers or employees if the proposed sale price is less than the then existing market price for the Company's shares as quoted on the principal exchange or market for the issuer's shares because such sales are treated by NASDAQ as equity compensation to such persons that requires stockholder approval. If stockholder approval is not obtained at the Annual Meeting or any postponement or adjournment thereof, the proposed sales of Voting Common Stock to the ESOP, the four directors and the executive officer in the Subscription Offering will not be completed.

       The Board of Directors believes that the proposed sales of shares to the ESOP, directors, and an executive officer will be beneficial to the Company and all stockholders because such sales will increase the proceeds raised by the Company, which will further enhance the liquidity of the parent company and improve the efficiency of the Company's marketing efforts to raise capital. Also, during discussions with potential investors, several investors inquired as to whether directors and executive officers of the Company were participating in the Subscription Offering to determine the conviction of directors and officers regarding the Company's strategy and prospects. In general, the Board believes that many investors view purchases of stock by directors and executive officers as a positive indicator of the prospects for an issuing company. Also, many investors believe that equity participation by directors, executive officers and employees helps to align their interests with those of third party investors.

       In connection with the Subscription Offering, our financial advisor approached numerous potential investors with regard to obtaining the minimum equity capital that we needed to satisfy one of the conditions to our negotiated Debenture Extension. Our financial advisor has informed the Board that the shares of Common Stock that the ESOP, the directors, and the executive officer intend to purchase did not curtail our financial advisor's marketing efforts to raise capital from existing third party stockholders or potential new investors, and did not reduce any proposed investment by third parties.

The Board of Directors unanimously recommends that you vote "FOR" the proposal to approve the sale of common stock to the Broadway Federal Bank, f.s.b. ESOP, certain directors and an executive officer in the proposed private placement.

PROPOSAL 7. APPROVAL OF ADJOURNMENT OF ANNUAL MEETING

       The Board may request that the Annual Meeting be adjourned and reconvened at a later time or date if sufficient votes have not been received as of the time that the Annual Meeting is convened to approve each of the proposals described in this Proxy Statement, or if there are not sufficient shares present at the Annual Meeting, in person or by proxy, to constitute a quorum for the transaction of business. Adjourning the meeting and reconvening it a later time or date would enable the Board to solicit additional votes in favor of the proposals or to constitute a quorum for the transaction of business. We have included this proposal in this Proxy Statement in order to allow proxies that we have received as of the time that the Annual Meeting is convened to be voted for an adjournment of the Annual Meeting.

       If the Annual Meeting is adjourned, no notice of the date, time and place at which the Annual Meeting will be reconvened will be required to be given, other than by announcement of such date, time and place at the Annual Meeting, if the Annual Meeting is to be reconvened in not more than 30 days and a new record date is not established for determining which stockholders will be entitled to vote at the reconvened Annual Meeting.

The Board of Directors unanimously recommends that you vote "FOR"
adjournment of the Annual Meeting if requested by the Board of Directors.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE ANNUAL MEETING

       Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 2015 proxy statement must set forth the proposal in writing and file it with the Secretary of the Company on or before January 21, 2014, or such later date as may be designated by the Board if the 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting") is not held in June. The Board will review any stockholder proposal that is filed as required and will determine whether such proposal meets applicable criteria for inclusion in the proxy statement and for consideration at the 2015 Annual Meeting. Except for director nominations, any stockholder may make any proposal at the 2015 Annual Meeting and the same may be discussed and considered, but unless stated in writing and filed with the Secretary of the Company on or before May 26, 2015, or such later date as may be designated by the Board if the 2015 Annual Meeting is not held in June, such proposal may only be voted upon at a meeting held at least 30 days after the Annual Meeting at which it is presented.

       Under the Company's Bylaws, stockholder nominations for election of directors at the 2015 Annual Meeting may only be made pursuant to timely notice in writing received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the previous year's annual meeting of stockholders to be considered. The notice must state the nominee's name, age, business and residence addresses and principal occupation or employment and the class and number of shares of Common Stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee of the type required to be disclosed in a proxy statement and in certain other filings under federal securities laws.

ANNUAL REPORT ON FORM 10-K

       The Company's 2013 Annual Report to Stockholders, which includes our Annual Report filed with the SEC on Form 10-K, as amended, and contains the Company's consolidated financial statements for the year ended December 31, 2013, accompanies this Proxy Statement.

       Stockholders may obtain, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, without the accompanying exhibits, by sending a written request to Daniele Johnson, Investor Relations Representative, Broadway Financial Corporation, 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Stockholders may obtain any of the exhibits that are referred to in the list of exhibits attached to the Annual Report on Form 10-K upon payment to the Company of the cost of furnishing them.

BY ORDER OF THE BOARD OF DIRECTORS

Daniele Johnson Secretary August 15, 2014

Appendix A

Proposed Amendment to Article FOURTH*

FOURTH: A. The total number of shares of all classes of stock which this corporation shall have authority to issue is ~~fifty million (50,000,000)~~ seventy-six million (76,000,000), of which fifty million (50,000,000) shall be common stock, par value $0.01 per share ~~five million (5,000,000)~~, twenty-five million (25,000,000) shall be non-voting common stock, par value $0.01 per share, and one million (1,000,000) shall be serial preferred stock, par value $0.01 per share.

                          B.1.    The shares of non-voting common stock shall have all of the rights and other attributes of the other common stock the corporation has authority to issue, except as set forth in the remainder of this Article FOURTH, Paragraph B.

                             2.        The non-voting common stock constitute non-voting shares of the corporation and the holders of the non-voting common stock are not entitled to vote on any matter other than as required by law.

                             3.        Each share of non-voting common stock shall convert, automatically and without any action by any person, into one fully paid and nonassessable share of common stock having normal voting rights upon any transfer of such share to any person other than the Initial Holder or any Affiliate of such Initial Holder pursuant to clause (iii), (iv) or (v) of the following sentence. The shares of non-voting common stock are not convertible into common stock having full voting rights by the Initial Holder or any Affiliate of such Initial Holder and may only be transferred by the Initial Holder or such Affiliate (i) to an Affiliate of such Initial Holder, (ii) to the corporation, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the corporation, or (v) to a transferee that would control more than 50% of the voting securities of the corporation without any transfer from the Initial Holder or any Affiliate of such Initial Holder. Notwithstanding the foregoing, the corporation may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of any Regulator with respect to the restrictions on the transfer of the non-voting common stock that are required in order to preserve the "non-voting" classification of the non-voting common stock for regulatory purposes. Any such restriction shall be imposed and deemed effective immediately upon the transmittal by the corporation of written notice to such holder specifying in reasonable detail the reason for such restriction; and in the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction shall be deemed to have been imposed and effective retroactively to the time of such event, and such conversion shall be deemed not to have occurred, so long as such notice is transmitted within one hundred eighty (180) days after the event giving rise to such conversion. Such notice may be dispatched by first class mail, by electronic transmission, or by any other means reasonably designed and in good faith intended to provide prompt delivery to an executive officer (or equivalent) of, or legal counsel to, such holder.

                             4.        As used herein, (i) the term "Initial Holder" shall mean any holder of the non-voting common stock who acquired such stock ~~through conversion of one or more shares of Series G Non-Voting Preferred Stock issued by the corporation in accordance with the conversion provisions of the Certificate of Designations for the Series G Non-Voting Preferred Stock or~~ on original issue by the corporation, including, without limitation, in an exchange for common stock

* ~~Strike-throughs~~ indicate proposed deletions of existing language and underscores indicate proposed additions of new language.

A-1

  of the corporation having full voting rights that has been approved by the board of directors of the corporation; (ii) ~~. As used herein,~~ the term~~s~~ "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity to which the defined term refers; provided, that, for purposes of this definition, the term "control" means the ability, directly or indirectly, to direct or influence the direction of the management and policies of the person in question, whether such ability arises by virtue of ownership interest, contract right or otherwise and, without limiting the generality of the foregoing, a person is an Affiliate of another person if the first person (A) is an executive officer (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of the second person; (B) is a director of the second person where such second person is a corporation; (C) is a manager (or an executive officer, director, general partner or manager of an entity that is a manager) of the second person where such second person is a limited liability company; (D) is a general partner (or an executive officer, director, general partner or manager of an entity that is a general partner) of the second person where such second person is a partnership; or (E) directly or indirectly has or shares the power to vote, or direct the voting of, or to dispose of, or direct the disposition of, securities representing more than ten percent (10%) of the combined voting power of the securities of the second person; and (iii) the term "Regulator" shall mean any of (A) the Board of Governors of the Federal Reserve System (whether acting directly or by or through the Federal Reserve Bank of San Francisco in such bank's regulatory capacity), (B) the Federal Deposit Insurance Corporation, (C) the Office of the Comptroller of the Currency, (D) any successor agency to any of the foregoing, or (E) any other federal regulatory authority, whether in existence at the date hereof or hereafter established, having jurisdiction over this corporation or its banking subsidiary as to matters of compliance with the Federal Deposit Insurance Corporation Act, the Bank Holding Company Act, the Federal Reserve Act, the Home Owners' Loan Act, any successor statute or amendment to any of the foregoing, or any regulation adopted pursuant thereto.~~have the respective meanings given such terms in the Certificate of Designations for the Series G Non-voting Preferred Stock issued by the corporation~~.

                          C.       The shares of preferred stock may be issued from time to time in one or more series. The board of directors of this corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limitation the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

A-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01VKGD 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + IMPORTANT ANNUAL MEETING INFORMATION Broadway Financial Corporation A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 7. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. 01 - A. Odell Maddox 02 - Daniel A. Medina 03 - Virgil Roberts 1. To elect three directors of the Company to serve until the Annual Meeting of Stockholders to be held in the year 2017 and until their successors are elected and have been qualified. 01 02 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for 2014. 4. To amend the Company’s Certificate of Incorporation to increase the number of shares of Non-Voting Common Stock the Company is authorized to issue from 5,000,000 to 25,000,000 and change related provisions. For Against Abstain 3. To cast an advisory (non-binding) vote on executive compensation. 5. To approve the sale of Common Stock in a proposed private placement. 6. To approve the sale of Common Stock to the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan, certain directors and an executive officer of the Company in the proposed private placement. 7. To approve adjournment of the Annual Meeting to a later time or date if requested by the Board of Directors. 03 8. To consider such other business as may properly come before and be voted upon by the stockholders at the Annual Meeting of Stockholders or any postponement or adjournment thereof. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMM 2 0 4 3 4 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . REVOCABLE PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 17, 2014 THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY I/we hereby constitute and appoint Wayne-Kent A. Bradshaw, with full power of substitution, as my/our attorney, agent and proxy, to attend and act as proxy at the 2014 Annual Meeting of Stockholders of Broadway Financial Corporation, which will be held at its principal executive offices, 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036, on Wednesday, September 17, 2014 at 2:00 p.m., and at any postponement or adjournment thereof, and to vote as I/we have indicated the number of shares which I/we would be entitled to vote if personally present. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” EACH OF THE OTHER PROPOSALS LISTED ON THE REVERSE SIDE HEREOF. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” EACH OF SUCH OTHER PROPOSALS. I/we hereby ratify and confirm all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this proxy, and hereby revoke any and all proxies I/we have given before to vote at the meeting. I /we acknowledge receipt of the Notice of Annual Meeting and the Proxy Statement which accompany the notice (the “Annual Meeting Proxy Statement”). (continued and to be signed on the reverse side) Proxy — BROADWAY FINANCIAL CORPORATION Change of Address — Please print new address below. C Non-Voting Items + +

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01VKHC 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + IMPORTANT ANNUAL MEETING INFORMATION Broadway Financial Corporation A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 7. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. 01 - A. Odell Maddox 02 - Daniel A. Medina 03 - Virgil Roberts 1. To elect three directors of the Company to serve until the Annual Meeting of Stockholders to be held in the year 2017 and until their successors are elected and have been qualified. 01 02 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for 2014. 4. To amend the Company’s Certificate of Incorporation to increase the number of shares of Non-Voting Common Stock the Company is authorized to issue from 5,000,000 to 25,000,000 and change related provisions. For Against Abstain 3. To cast an advisory (non-binding) vote on executive compensation. 5. To approve the sale of Common Stock in a proposed private placement. 6. To approve the sale of Common Stock to the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan, certain directors and an executive officer of the Company in the proposed private placement. 7. To approve adjournment of the Annual Meeting to a later time or date if requested by the Board of Directors. 03 8. To consider such other business as may properly come before and be voted upon by the stockholders at the Annual Meeting of Stockholders or any postponement or adjournment thereof. MMMMMMMMMMMM 2 0 4 3 4 4 2 MMMMMMMMM

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . REVOCABLE PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 17, 2014 THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY I/we hereby constitute and appoint Wayne-Kent A. Bradshaw, with full power of substitution, as my/our attorney, agent and proxy, to attend and act as proxy at the 2014 Annual Meeting of Stockholders of Broadway Financial Corporation, which will be held at its principal executive offices, 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036, on Wednesday, September 17, 2014 at 2:00 p.m., and at any postponement or adjournment thereof, and to vote as I/we have indicated the number of shares which I/we would be entitled to vote if personally present. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” EACH OF THE OTHER PROPOSALS LISTED ON THE REVERSE SIDE HEREOF. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” EACH OF SUCH OTHER PROPOSALS. I/we hereby ratify and confirm all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this proxy, and hereby revoke any and all proxies I/we have given before to vote at the meeting. I /we acknowledge receipt of the Notice of Annual Meeting and the Proxy Statement which accompany the notice (the “Annual Meeting Proxy Statement”). (continued and to be signed on the reverse side) Proxy — BROADWAY FINANCIAL CORPORATION